Exhibit 4.3

Execution Version

SECURITIES PURCHASE AGREEMENT

Dated August 26, 2014

between

1011773 B.C. UNLIMITED LIABILITY COMPANY

and

BERKSHIRE HATHAWAY INC.

LIST OF ANNEXES

ANNEX A: ARTICLES OF AMENDMENT

SCHEDULE A TO ANNEX A: PREFERRED SHARE TERMS

ANNEX B: FORM OF REGISTRATION RIGHTS AGREEMENT

INDEX OF DEFINED TERMS

Term	Location of Definition
Affected Investor	3.1(b)
Affiliate	5.8(b)
Agreement	Preamble
Amalgamation Sub	Recitals
Arrangement Agreement	Recitals
Arrangement Closing	1.2(c)
Articles of Amendment	1.2(e)(ii)
Bankruptcy Exceptions	2.2(d)(i)
Beneficial Ownership; Beneficial Owner; Beneficially Own	2.3(c)
business day	1.3
Canadian Securities Laws	2.1(b)
Canadian Securities Regulators	2.1(b)
Chancery Court	5.5
Closing	1.2(a)
Closing Date	1.2(a)
Combination	Recitals
Commission	2.1(b)
Company	Recitals
control	5.8(b)
Excess Votes	4.7
Exchange Act	2.1(b)
IFRS	2.3(b)(ii)
Holdings	Preamble
Holdings Common Shares	Recitals
Investor	Preamble
Investor Material Adverse Effect	2.3(b)(ii)
Material Adverse Effect	2.1(a)
Merger Sub	Recitals
Net Proceeds	4.5(a)
Net Proceeds Redemption Date	4.5(a)
NYSE	3.3
Offering Proceeds	4.5(a)
Parent	Recitals
Partnership	Recitals
Permitted Transferee	4.1

Term	Location of Definition
Preferred Share Terms	1.2(e)(ii)
Preferred Shares	Recitals
Public Record	2.1(b)
Purchase	1.1
Purchased Securities	Recitals
Redemption Offering	4.5(a)
Redemption Price	4.5(a)
Registration Rights Agreement	1.2(e)(iv)
SEC Reports	2.1(b)
Securities Act	2.2(a)
subsidiary	5.8(a)
Transaction Documents	2.1(b)
TSX	3.3
Warrant	Recitals
Warrant Shares	2.2(c)
Voting Shares	4.7

v

SECURITIES PURCHASE AGREEMENT, dated August 26, 2014 (this “Agreement”), between 1011773 B.C. Unlimited Liability Company, an unlimited liability company organized under the laws of British Columbia (“Holdings”), and Berkshire Hathaway Inc., a Delaware corporation (the “Investor”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Arrangement Agreement (as defined below); provided that any amendment, restatement, supplement or other modification of the Arrangement Agreement that would have the effect of amending such capitalized terms shall not be effective without the prior written consent of the Investor.

RECITALS:

A. The Arrangement and Plan of Merger. Holdings and the Investor are entering into this Agreement concurrently with the execution and delivery of an Arrangement Agreement and Plan of Merger (as amended, restated, supplemented or otherwise modified from time to time, the “Arrangement Agreement”) by and among Holdings, New Red Canada Partnership, a general partnership organized under the laws of Ontario (“Partnership”), Burger King Worldwide, Inc., a corporation organized under the laws of Delaware (“Parent”), Blue Merger Sub, Inc., a corporation incorporated under the laws of Delaware and a wholly-owned subsidiary of Partnership (“Merger Sub”), 8997900 Canada Inc., a corporation organized under the laws of Canada and a wholly-owned subsidiary of Partnership (“Amalgamation Sub”) and 8997900 Canada Inc., a corporation continued under the laws of Canada (the “Company”), pursuant to which Amalgamation Sub will acquire all of the issued and outstanding shares of the Company pursuant to and in the manner provided for by the Arrangement (as defined in the Arrangement Agreement) and Merger Sub will be merged with and into Parent, with Parent surviving the Merger (as defined in the Arrangement Agreement) as a wholly-owned subsidiary of Holdings (such transactions, the “Combination”).

B. The Issuance. In furtherance of the Combination, Holdings intends to issue in a private placement 30,000 Class A 9.00% Cumulative Compounding Perpetual Preferred Shares (the “Preferred Shares”) and a warrant (the “Warrant” and, together with the Preferred Shares, the “Purchased Securities”) to purchase common shares in the capital of Holdings (“Holdings Common Shares”) representing 1.75% of the fully-diluted Holdings Common Shares as of the Closing Date, including after taking into account Holdings Common Shares underlying the Warrant and the Investor intends to purchase from Holdings the Purchased Securities.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

ARTICLE I

PURCHASE; CLOSING

1.1 Purchase. On the terms and subject to the conditions set forth in this Agreement, Holdings agrees to sell to the Investor, and the Investor agrees to purchase from Holdings, at the Closing (as hereinafter defined), the Purchased Securities for an aggregate purchase price of Three Billion US Dollars ($3,000,000,000) (the “Purchase”).

1.2 Closing.

(a) On the terms and subject to the conditions set forth in this Agreement, the closing of the Purchase (the “Closing”) will take place at the offices of Davies Ward Phillips & Vineberg LLP, located at 155 Wellington Street West, Toronto, Ontario, at 10:00 a.m., Toronto time, on the Closing Date (as such term is defined in the Arrangement Agreement) or at such other place, time and date as shall be agreed between Holdings and the Investor. The time and date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

(b) Subject to the fulfillment or waiver of the conditions to the Closing in this Section 1.2, at the Closing, Holdings will deliver the Preferred Shares and the Warrant, in each case as evidenced by one or more certificates dated the Closing Date and bearing appropriate legends as hereinafter provided for, in exchange for payment in full of the aggregate purchase price therefor by wire transfer of immediately available United States funds to a bank account that has been designated by Holdings at least two (2) business days prior to the Closing Date.

(c) The respective obligations of each of the Investor and Holdings to consummate the Purchase are subject to satisfaction (or, to the extent permitted by Law, waiver by Investor and Holdings, as applicable) prior to or at the Closing of (i) the condition that any approvals of all Governmental Authorities, the absence of which would reasonably be expected to make the Purchase unlawful or subject to potential challenge by the Commissioner of Competition, shall have been obtained or made and shall be in full force and effect and all waiting periods required by applicable Law shall have expired; (ii) no provision of any applicable Law and no judgment, injunction, order or decree of any Governmental Authority shall prohibit the purchase and sale of the Purchased Securities; (iii) the conditions precedent to the consummation of the Combination (the “Arrangement Closing”) set forth in Article 8 of the Arrangement Agreement (other than those conditions that by their nature are to be satisfied at the Arrangement Closing, but subject to the satisfaction (or, to the extent permitted by Law, waiver of those conditions); and (iv) the conditions precedent to the Debt Financing set forth in the Debt Commitment Letters other than (1) those conditions that by their nature are to be satisfied at the Arrangement Closing, but subject to the satisfaction (or, to the extent permitted by Law, waiver of those conditions), and (2) the Purchase and the concurrent receipt by Holdings of the proceeds of the Debt Financing (as defined in the Arrangement Agreement) in an amount that, together with the proceeds from the Purchase and Company and Parent cash, is sufficient to fund the payment of the Required Payments, including aggregate amount of the Arrangement Consideration, together with related fees and expenses contemplated by the Arrangement Agreement.

(d) The obligation of Holdings to consummate the Closing is also subject to the fulfillment (or waiver by Holdings) at or prior to the Closing of each of the following conditions:

(i) (A) the representations and warranties of the Investor set forth in this Agreement shall be true and correct as though made on and as of the Closing Date (other than representations and warranties that by their terms speak as of another date, which representations and warranties shall be true and correct as of such date), except to the extent that the failure of such representations and warranties to be so true and correct, individually or in the aggregate, does not have and would not be reasonably likely to have an Investor Material Adverse Effect and (B) the Investor shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing.

(e) The obligation of the Investor to consummate the Closing is also subject to the fulfillment (or waiver by the Investor) at or prior to the Closing of each of the following conditions:

(i) (A) the representations and warranties of Holdings set forth in this Agreement shall be true and correct in all respects as though made on and as of the Closing Date and (B) Holdings shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing;

(ii) Holdings shall have authorized and filed articles of amendment and obtained a certificate and articles of amendment from Industry Canada (the “Articles of Amendment”), amending its articles in the form attached hereto as Annex A, including by adding the Preferred Shares (for the avoidance of doubt, limited in number to 30,000), an unlimited number of common shares and one Special Voting Share to the authorized capital of Holdings; the terms of the Preferred Shares as set out in the Articles of Amendment (the “Preferred Share Terms”) shall be substantially as set out on Schedule A to Annex A under the heading “Class A Preferred Share Terms”;

(iii) Holdings shall have issued and delivered the Preferred Shares to Investor or its designee(s);

(iv) Holdings shall have duly executed and delivered the Warrant to Investor or its designee(s) in form and substance as agreed by Holdings and the Investor and substantially based on Warrant No. 1 to Purchase Common Stock of H.J. Heinz Holding Corporation, dated June 7, 2013;

(v) Holdings shall have duly executed and delivered to the Investor or its designee(s) a Registration Rights Agreement (the “Registration Rights Agreement”) in substantially the form of Annex B;

(vi) since the date of this Agreement, no fact, circumstance, change, effect, event or occurrence has occurred that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or a Company Material Adverse Effect;

(vii) any waiting period (and any extension thereof) under the HSR Act or Canadian antitrust laws relating to the Purchase shall have expired or terminated; and

(viii) the Combination is consummated substantially concurrently with the Closing in accordance with the Arrangement Agreement; provided, that no amendment or modification to the Arrangement Agreement that increases the purchase price or other consideration with respect to any aspect of the Combination has been made without the prior written consent of the Investor.

1.3 Interpretation. When a reference is made in this Agreement to “Recitals,” “Articles,” “Sections” or “Annexes,” such reference shall be to a Recital, Article or Section of, or Annex to, this Agreement unless otherwise indicated. The terms defined in the singular have a comparable meaning when used in the plural, and vice versa. References to “herein”, “hereof”,

“hereunder” and the like refer to this Agreement as a whole and not to any particular section or provision, unless the context requires otherwise. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.” No rule of construction against the draftsperson shall be applied in connection with the interpretation or enforcement of this Agreement, as this Agreement is the product of negotiation between sophisticated parties advised by counsel. All references to “$” or “dollars” mean the lawful currency of the United States of America. Except as expressly stated in this Agreement, all references to any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and to any section of any statute, rule or regulation include any successor to the section. References to a “business day” shall mean a day other than a Saturday, a Sunday or any other day on which major commercial banking institutions in Toronto, Ontario or New York, New York are authorized by law to be closed.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

2.1 Disclosure.

(a) Each party acknowledges that it is not relying upon any representation or warranty not set forth in the Transaction Documents. The Investor acknowledges that it has had an opportunity to conduct such review and analysis of the business, assets, condition, operations and prospects of Holdings, Parent and the Company and their respective subsidiaries, including an opportunity to ask such questions of management (for which it has received such answers) and to review such information maintained by Holdings, Parent and the Company and their respective, in each case as the Investor considers sufficient for the purpose of making the Purchase. The Investor further acknowledges that it has had such an opportunity to consult with its own counsel, financial and tax advisers and other professional advisers as it believes is sufficient for purposes of the Purchase. For purposes of this Agreement, the term “Transaction Documents” refers collectively to this Agreement, the Warrant, the Registration Rights Agreement and the Arrangement Agreement, in each case, as amended, modified or supplemented from time to time in accordance with their respective terms.

2.2 Representations and Warranties of Holdings. Holdings represents and warrants to the Investor that as of the date hereof and as of the Closing Date:

(a) Organization and Authority. Holdings is duly organized, validly existing and in good standing under the Laws of Canada and has all requisite power and authority to carry on its business as presently conducted. Holdings is duly qualified as a foreign corporation for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties, or conducts any business so as to require such qualification.

(b) The Purchased Securities; Capitalization. The Preferred Shares have been duly authorized for issuance and sale pursuant to this Agreement and, when issued and delivered by Holdings against payment therefor pursuant to this Agreement, will be validly issued, fully paid and non-assessable. As of the Closing Date and upon the effectiveness of the Articles of Amendment, the authorized share capital of Holdings will consist of an unlimited number of Holdings Common Shares, 30,000 Class A 9.00% Cumulative Compounding Perpetual Preferred Stock Shares in the capital of Holdings, and one Special Voting Share in the capital of Holdings. Holdings has no series or class of capital stock or shares, whether or not issued or outstanding, that will, upon issuance of the Preferred Shares, rank equally with or senior to the Preferred Shares with respect to the payment of dividends or the distribution of assets in the event of any dissolution, liquidation or winding up of the Company. The Articles of Amendment are in accordance with applicable Canadian law and following Closing, shall be in full force and effect.

(c) The Warrant and Warrant Shares. The Warrant has been duly authorized by the board of directors of Holdings and, when executed and delivered as contemplated hereby, will constitute a valid and legally binding obligation of Holdings in accordance with its terms, subject to any required regulatory or shareholder approvals, and Holdings Common Shares issuable upon exercise of the Warrant (the “Warrant Shares”) have been duly authorized and reserved for issuance upon exercise of the Warrant and when so issued will be validly issued, fully paid and non-assessable.

(d) Authorization, Enforceability. Holdings has all requisite power and authority to execute and deliver this Agreement and the other Transaction Documents, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents by Holdings and the consummation of the transactions contemplated by, and compliance with the provisions of, this Agreement and the other Transaction Documents by Holdings have been duly authorized by all necessary action on the part of Holdings, and no other action (including any stockholder action) on the part of Holdings is necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than such shareholder and other resolutions and filings as may be required to authorize and file the Articles of Amendment or shareholder approval that may be required in respect of the Warrant. Each of this Agreement and the other Transaction Documents has been duly executed and delivered by Holdings and, assuming the due authorization, execution and delivery by the other parties thereto, constitutes a legal, valid and binding obligation of Holdings, enforceable against Holdings in accordance with its terms, except as the same may be limited by any bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing (“Bankruptcy Exceptions”).

(e) The execution, delivery and performance by Holdings of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, the compliance by Holdings with any of the provisions hereof and thereof and of the terms of the Preferred Shares, will not (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any lien, security interest, charge or encumbrance upon any of the properties or assets of Holdings or any of its subsidiaries under any of the terms, conditions or provisions of (A) its organizational documents or (B) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Holdings or such subsidiary is a party or by which it or such subsidiary may be bound, or to which Holdings or such subsidiary or any of the properties or assets of Holdings or such subsidiary may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the next paragraph, violate any statute, rule or regulation or any judgment, ruling, order, writ, injunction or decree applicable to Holdings or any of its subsidiaries or any of their respective properties or assets except, in the case of clauses (i)(B) and (ii), for those occurrences that, individually or in the aggregate, have not had and would not be reasonably likely to have a Holdings Material Adverse Effect. “Holdings Material Adverse Effect” means a material adverse effect on the ability of Holdings to consummate the Purchase and the other transactions contemplated by the Transaction Documents or to perform its obligations under the Transaction Documents or in respect of the Preferred Shares or on the rights or remedies of the Investor as a holder of the Preferred Shares.

(f) Other than filing the Articles of Amendment in the form attached hereto as Annex A with Industry Canada, obtaining approval from the Toronto Stock Exchange (“TSX”) and the New York Stock Exchange (“NYSE”) to the listing of the Warrant Shares, a filing of exempt distribution in Form 45-106F1, and such as have been made or obtained, no notice to, filing with, exemption or review by, or authorization, consent or approval of, any Governmental Authority is required to be made or obtained by Holdings in connection with the consummation by Holdings of the Purchase except for any such notices, filings, exemptions, reviews, authorizations, consent and approvals the failure of which to make or obtain would not be reasonably likely to have a Holdings Investor Material Adverse Effect.

2.3 Representations and Warranties of the Investor. The Investor, hereby represents and warrants to Holdings that as of the date hereof and the Closing Date:

(a) Status. The Investor has been duly organized and is validly existing as a corporation under the laws of Delaware.

(b) Authorization, Enforceability.

(i) The Investor has the power and authority, corporate or otherwise, to execute and deliver this Agreement and the Registration Rights Agreement and to carry out its obligations hereunder and thereunder. The execution, delivery and performance by the Investor of this Agreement and the Registration Rights Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Investor, and no further approval or authorization is required on the part of the Investor or any other party for such authorization to be effective. This Agreement and the Registration Rights Agreement are or will be valid and binding obligations of the Investor enforceable against the Investor in accordance with their respective terms, except as the same may be limited by Bankruptcy Exceptions.

(ii) The execution, delivery and performance by the Investor of this Agreement and the Registration Rights Agreement and the consummation of the transactions contemplated hereby and thereby and compliance by the Investor with any of the provisions hereof and thereof, will not (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any lien, security interest, charge or encumbrance upon any of the properties or assets of such Investor under any of the terms, conditions or provisions of (A) its organizational documents or (B) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Investor is a party or by which it may be bound, or to which the Investor or any of the properties or assets of the Investor may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the next paragraph, violate any statute, rule or regulation or any judgment, ruling, order, writ, injunction or decree applicable to the Investor or any of its properties or assets except, in the case of clauses (i)(B) and (ii), for those occurrences that, individually or in the aggregate, have not had and would not be reasonably likely to have an Investor Material Adverse Effect. “Investor Material Adverse Effect” means a material adverse effect on the ability of the Investor to consummate the Purchase and the other transactions contemplated by this Agreement.

(iii) Other than such as have been made or obtained, no notice to, filing with, exemption or review by, or authorization, consent or approval of, any Governmental Authority is required to be made or obtained by the Investor in connection with the consummation by the Investor of the Purchase except for any such notices, filings, exemptions, reviews, authorizations, consent and approvals the failure of which to make or obtain would not be reasonably likely to have an Investor Material Adverse Effect.

(c) Ownership. Without giving effect to the Purchase, the Investor is not the Beneficial Owner of (i) any Holdings Common Shares (ii) Parent Common Shares, (iii) Company Common Shares or (iv) any securities or other instruments representing the right to acquire Holdings Common Shares, Parent Common Shares or Company Common Shares, other than the Warrant or in each case of the foregoing clauses (i) through (iv) for any such shares, securities or instruments that may be owned by any of Investor’s subsidiary’s pension funds that are not managed by Investor. The Investor does not have a formal or informal agreement, arrangement or understanding with any person (other than this Agreement) with respect to the Investor acquiring, disposing of or voting any securities of Holdings. “Beneficial Ownership” shall be determined in accordance with Rules 13d-3 and 13d-5 under the Exchange Act, including the provision that any member of a “group” shall be deemed to have Beneficial Ownership of all securities Beneficially Owned by other members of the group, and except that the exclusion in Rule 13d-3 (d)(1)(i) for rights to acquire securities that are not exercisable “within 60 days” shall not apply. “Beneficial Owner” and “Beneficially Own” shall have conforming definitions. Unless specified otherwise, all percentage calculations of Beneficial Ownership will be calculated by including securities that the person (including any group of which such person is a member), but not any other person, has the right to acquire in both the numerator and the denominator.

(d) Deemed Representations and Warranties. To the extent the Investor transfers its rights to one or more of its Permitted Transferees at or prior to Closing, the representations and warranties in Sections 2.3(a) and 2.3(b) shall be deemed to also be made by the Investor in respect of each such Permitted Transferee and the representation and warranty in Section 2.3(c) shall be deemed to be made in respect of the Investor and such Permitted Transferees collectively.

ARTICLE III

COVENANTS

3.1 Commercially Reasonable Efforts.

(a) Subject to the terms and conditions of this Agreement, each of the parties will use its commercially reasonable efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Purchase as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and shall use commercially reasonable efforts to cooperate with the other party to that end.

(b) The Investor shall use its commercially reasonable efforts to supply and provide information that is accurate in all material respects to any Governmental Authority requesting such information in connection with any filing or notifications under, or relating to, antitrust laws with respect to the transactions contemplated hereby. If any Governmental Authority asserts any objections under the United States Hart-Scott Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), the Investment Canada Act (Canada), the Competition Act (Canada) or any other applicable antitrust laws with respect to the Combination and such objections relate to the activities or investments of the Investor or its Affiliates prior to the Arrangement Closing, the Investor will use its commercially reasonable efforts (at the expense of Holdings) to cooperate with Holdings in resolving such objections, including using its commercially reasonable efforts (at the expense of Holdings) to contest and resist any action, suit or proceeding that prohibits, prevents or restricts the consummation of the Combination contemplated by the Arrangement Agreement. Notwithstanding the foregoing or any other provision of this Agreement or the Arrangement Agreement to the contrary, in no event shall the Investor be required to agree to (i) any prohibition of or limitation on the ownership or operation by the Investor or any of its subsidiaries or Affiliates of any portion of their respective businesses or assets, (ii) divest, hold separate or otherwise dispose of any portion of its or of its subsidiaries’ or Affiliates’ respective businesses or assets, (iii) any limitation on the ability of the Investor, any of its Affiliates, any or any of their respective subsidiaries, as the case may be, to acquire or hold, or exercise full rights of ownership of, the Warrant, Holdings Common Shares, the Preferred Shares, or any capital stock, membership interests or other equity securities of any Parent Party or subsidiary thereof, or (iv) any other limitation on the Investor’s, any of its Affiliates’ or any of their respective subsidiaries’ ability to effectively control their respective businesses or operations or any assets thereof.

3.2 Expenses. Unless otherwise provided in any Transaction Document executed by Holdings and the Investor, each of the parties hereto will bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated under the Transaction Documents, including fees and expenses of its own financial advisors or other consultants, investment bankers, accountants and counsel; provided that Holdings shall reimburse the Investor for the reasonable and documented out-of-pocket fees and expenses of its legal counsel incurred by it or on its behalf in connection with the transactions contemplated under the Transaction Documents.

3.3 Listing of Holdings Common Shares and Warrant Shares. During the period from the Closing Date until the date on which the Warrant has been fully exercised, Holdings shall at all times have reserved for issuance, free of preemptive or similar rights, a sufficient number of shares of authorized and unissued Warrant Shares to effectuate such exercise. Holdings shall use its commercially reasonable efforts, at its expense, to obtain all necessary shareholder and regulatory approvals to the issuance of the Warrants and the issuance of Warrant Shares upon the exercise of the Warrant, such that , as soon as practicable following the Closing, the Warrant Shares will be listed on the NYSE and the TSX at the time they become freely transferable in the public market under the Securities Act and the Canadian Securities Laws, subject to official notice of issuance, and shall maintain such listing on the NYSE and the TSX for so long as any Holdings Common Shares are listed on the NYSE and the TSX, and thereafter maintain the status of Holdings as a reporting issuer not in default under such legislation. In the event that Holdings fails to obtain the necessary TSX regulatory or shareholder approvals to the issuance of the Warrants or the issuance of the Warrant Shares upon the exercise of the Warrants by the 12-month anniversary of the Closing Date, Holdings shall reimburse the Investor in cash for the portion of the purchase price allocable to the Warrant (as measured by the VWAP (as defined in the Preferred Share Terms) of a Holdings Common Share on the Closing Date or, if such day is not a trading day, on the next succeeding trading day), against delivery of the Warrant by the Investor to Holdings for cancellation. Such reimbursement and delivery of the Warrant shall take place on the third business day after Investor’s election.

3.4 Certain Notifications Until Closing. From the date of this Agreement until the Closing, each party shall promptly notify the other party of (i) any fact, event or circumstance of which it is aware and which would be reasonably likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect or to cause any covenant or agreement of such party contained in this Agreement not to be complied with or satisfied in any material respect and (ii) any fact, circumstance, event, change, occurrence, condition or development of which it is aware and which, individually or in the aggregate, has had or would be reasonably likely to have a Holdings Material Adverse Effect, a Parent Material Adverse Effect or a Company Material Adverse Effect (in the case of Holdings) or an Investor Material Adverse Effect (in the case of the Investor);  provided, however, that delivery of any notice pursuant to this Section 3.4 shall not limit or affect any rights of or remedies available to the other party.

ARTICLE IV

ADDITIONAL AGREEMENTS

4.1 Transfer Restrictions. The Preferred Shares are subject to restrictions on transfer. No Preferred Shares may be transferred without the consent of holders of at least 25% of the then outstanding Holdings Common Shares until the fifth anniversary of the Closing Date, except that any holder of Preferred Shares may transfer some or all of its Preferred Shares to any direct or indirect subsidiary of such holder where such holder owns (directly or indirectly) at least 80% of the equity interests of such subsidiary (a “Permitted Transferee”); provided that such transferee agrees to be bound by the restrictions on transfer set forth in this Agreement. On and after the fifth anniversary of the Closing Date, the Preferred Shares are not subject to any restrictions on transfer, except that any transfer of less than all of a holder’s Preferred Shares must be in a minimum increment of at least $600,000,000 of aggregate liquidation value. Any attempted transfer of Preferred Shares not permitted by this Section 4.1 shall be null and void, and the Company shall not in any way give effect to such impermissible transfer.

4.2 Restricted Securities. The Purchased Securities are restricted securities under the Securities Act and may not be offered or sold except pursuant to an effective registration statement or prospectus or an available exemption from registration under the Securities Act or exemption from the prospectus and registration requirements under applicable Canadian Securities Laws. Accordingly, the Investor shall not, directly or through others, offer or sell any Purchased Securities except pursuant to a registration statement or pursuant to Rule 144 or another exemption from registration under the Securities Act or exemption from the prospectus and registration requirements under applicable Canadian Securities Laws, if available. Prior to any Transfer of Purchased Securities other than pursuant to an effective registration statement or prospectus, the Investor shall notify Holdings of such Transfer and Holdings may require the Investor to provide, prior to such Transfer, such evidence that the Transfer will comply with the Securities Act or applicable Canadian Securities Laws (including written representations and an opinion of counsel) as Holdings may reasonably request. Holdings may impose stop-transfer instructions with respect to any securities that are to be transferred in contravention of this Agreement.

4.3 Purchase for Investment. The Investor acknowledges that the Purchased Securities and the Warrant Shares have not been registered or qualified by prospectus under the Securities Act or under any state securities laws or Canadian Securities Laws. The Investor (i) is acquiring the Purchased Securities pursuant to an exemption from registration under the Securities Act and exemption from the prospectus and registration requirements under Canadian Securities Laws solely for investment with no present intention to distribute them to any person in violation of the Securities Act or any applicable U.S. state securities laws or Canadian Securities Laws, (ii) will not sell or otherwise dispose of any of the Purchased Securities or the Warrant Shares, except in compliance with the registration requirements or exemption provisions of the Securities Act and any applicable U.S. state securities laws or pursuant to the statutory exemptions from the prospectus and registration requirements under Canadian Securities Laws, (iii) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of the Purchase and of making an informed investment decision, and has conducted a review of the business and affairs of Holdings that it considers sufficient and reasonable for purposes of making the Purchase, (iv) is able to bear the economic risk of the Purchase and at the present time is able to afford a complete loss of such investment and (iv) is an “accredited investor” (as that term is defined by Rule 501 under the Securities Act and as that term is defined by National Instrument 45-106 – Prospectus and Registration Exemptions).

4.4 Legend. The Investor agrees that all certificates or other instruments representing Purchased Securities and the Warrant Shares will bear a legend substantially to the following effect:

“THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OR THE SECURITIES LAWS OF ANY PROVINCE OF CANADA AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED

OF EXCEPT WHILE A REGISTRATION STATEMENT OR PROSPECTUS RELATING THERETO IS IN EFFECT UNDER SUCH LAWS AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS. THIS INSTRUMENT IS ISSUED PURSUANT TO AND SUBJECT TO THE RESTRICTIONS ON TRANSFER AND OTHER PROVISIONS OF A SECURITIES PURCHASE AGREEMENT, DATED AUGUST 26, 2014, BETWEEN THE ISSUER OF THESE SECURITIES AND THE INVESTOR REFERRED TO THEREIN, A COPY OF WHICH IS ON FILE WITH THE ISSUER. THE SECURITIES REPRESENTED BY THIS INSTRUMENT MAY NOT BE SOLD OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE WITH SAID AGREEMENT. ANY SALE OR OTHER TRANSFER NOT IN COMPLIANCE WITH SAID AGREEMENT WILL BE VOID.”

The Investor agrees that all certificates or other instruments representing Purchased Securities and Warrant Shares will also bear a legend substantially to the following effect:

“UNLESS PERMITTED UNDER CANADIAN SECURITIES LAWS, THE HOLDER OF THIS SECURITY MUST NOT TRADE THIS SECURITY IN OR TO A PERSON IN ANY PROVINCE OR TERRITORY OF CANADA BEFORE THE DATE THAT IS FOUR MONTHS AND A DAY AFTER THE LATER OF (I) [insert date of issuance of the security] AND (II) THE DATE THAT THE COMPANY BECAME A REPORTING ISSUER IN ANY PROVINCE OR TERRITORY.”

In the event that (i) any Purchased Securities or Warrant Shares become registered under the Securities Act or their distribution is qualified by prospectus for sale under Canadian Securities Laws or (ii) Purchased Securities or Warrant Shares are eligible to be transferred without restriction in accordance with Rule 144 under the Securities Act or pursuant to a statutory exemption from the prospectus and registration requirements of the Canadian Securities Laws, Holdings shall (subject to the receipt of any evidence required under Section 4.3) issue new certificates or other instruments representing such Purchased Securities or Warrant Shares, which shall not contain such portion of the above legend that is no longer applicable; provided that the Investor surrenders to Holdings the previously issued certificates or other instruments.

4.5 Information Rights. At the request of the Investor, following the Closing, from time to time upon reasonable notice, Holdings shall make the Chief Financial Officer of Holdings available to meet with the Investor for the purpose of discussing with the Investor the financial condition, business and results of operations of Holdings. This right is non-transferable and terminates on the date that the Investor and its Permitted Transferees no longer collectively hold Preferred Shares with an aggregate liquidation value of at least $500,000,000.

4.6 Forced Redemption.

(a) For purpose of this Section 4.6, the following terms have the following meanings:

(i) “Net Proceeds” means the difference between (A) the Offering Proceeds minus (B) the direct expenses for the fees and costs of the underwriters and legal counsel for Holdings incurred and paid by Holdings in effecting the Redemption Offering, and no other fees, expenses or other amounts.

(ii) “Net Proceeds Redemption” means a redemption of Preferred Shares using the Net Proceeds of a Redemption Offering.

(iii) “Net Proceeds Redemption Date” means, with respect to any Redemption Offering, the date of receipt by Holdings of any Offering Proceeds from such Redemption Offering.

(iv) “Offering Proceeds” means the gross cash proceeds of all sales of any shares of any series of Holdings Common Shares in a Redemption Offering.

(v) “Redemption Offering” means the issuance by Holdings of Holdings Common Shares after the tenth anniversary of the Closing Date to fund a redemption of Preferred Shares and/or permit Holdings to ensure such redemption will be permitted by law in (x) an underwritten primary public offering pursuant to an effective registration statement filed with the Securities and Exchange Commission in accordance with the Securities Act of 1933, as amended (whether alone or in connection with a secondary public offering) or pursuant to a prospectus filed with the securities commission of any of the Provinces of Canada under applicable Canadian securities laws, or (y) any other primary issuance in an arm’s length transaction with parties other than Investor or its Affiliates.

(b) If any Preferred Shares remain outstanding after the tenth anniversary of the Closing Date and the holders of not less than a majority of the outstanding Preferred Shares deliver to the Secretary of Holdings a notice of request for redemption pursuant to this Section 4.6(b), Holdings shall redeem all of the outstanding Preferred Shares of such holders (the “Ten-Year Redeemed Shares”) at a price equal to the Redemption Price for each Ten-Year Redeemed Share on a date that is not more than 90 days after the date of such notice (such date, the “Ten Year Redemption Date”). If necessary to pay all or a portion of the aggregate Redemption Price (as defined in the Preferred Share Terms), Holdings shall (i) take any action necessary or appropriate to cause the occurrence of one or more Redemption Offerings to redeem on each Net Proceeds Redemption Date from the Net Proceeds of a Redemption Offering the maximum number of Ten-Year Redeemed Shares that it is able to redeem in cash from such Net Proceeds, at a price equal to the Redemption Price for each Ten-Year Redeemed Share, upon notice given to all holders of Ten-year Redeemed Shares as provided in Section 4(b) of the Preferred Share Terms. For the avoidance of doubt, if Net Proceeds from a Redemption Offering are insufficient to redeem all outstanding Ten-Year Redeemed Shares, the Net Proceeds of each successive Redemption Offering shall be applied to redeem Ten-Year Redeemed Shares, at the Redemption Price, until all outstanding Ten-Year Redeemed Shares have been redeemed. For the purpose of determining whether redemption is permitted by law, Holdings shall value its assets at the highest amount permissible under applicable law.

(c) If holders of the outstanding Preferred Shares elect to force a Redemption Offering as provided in Section 4.6(b) above, Holdings shall retain investment banker(s) of such holders’ choosing to serve as lead underwriter(s). All fees and expenses of the Redemption Offering and the redemption of Preferred Shares will be for the account of Holdings.

4.7 Exercise of Voting Rights. The parties acknowledge that as of the date hereof, the authorized share capital of Holdings consists of an unlimited number of Holdings Common Shares, of which one (1) Holdings Common Share is issued and outstanding. As of the Closing Date the authorized share capital of Holdings will consist of an unlimited number of Holdings Common Shares, 30,000 Preferred Shares, representing approximately 13% of the total number of votes attached to all Voting Shares, and one Special Voting Share. The Investor may vote, with respect to matters on which it votes as a class with all Voting Shares, that number of Class A Preferred Shares as represents 10% of the total votes attached to all Voting Shares in any manner it wishes. The Investor agrees, however, that at any shareholders meeting it will vote, with respect to matters on which it votes as a class with all Voting Shares, the balance of its Class A Preferred Shares (the “Excess Votes”) in a manner proportionate to the manner in which the other holders of Voting Shares voted in respect of such matter. For example, if 30% of the votes cast by other shareholders vote in favor a particular resolution, and 70% vote against the resolution, then the Investor shall cast 30% of the Excess Votes in favor of the resolution and 70% against. For the avoidance of doubt, the foregoing agreement of the Investor as to voting shall not apply to any matter described in Section 7(b) of the Preferred Share Terms.

ARTICLE V

MISCELLANEOUS

5.1 Termination.

(a) This Agreement may be terminated at any time prior to the Closing:

(i) by either the Investor or Holdings upon the valid termination of the Arrangement Agreement in accordance with its terms;

(ii) by the mutual written consent of the Investor and Holdings; or

(iii) by the Investor if the Closing shall not have occurred by May 26, 2015.

(b) In the event of termination of this Agreement as provided in this Section 5.1, this Agreement shall forthwith become void and there shall be no liability on the part of either party hereto, except that nothing herein shall relieve either party from liability for any breach of this Agreement.

5.2 Amendment. This Agreement is being entered into by Holdings and the Investor in furtherance of the Combination and to induce the Parent to enter into the Arrangement Agreement. This Agreement may not be amended or otherwise modified, and the terms and conditions of this Agreement may not be waived, without the prior written consent of Holdings and the Investor; provided, however, that any amendment, waiver or modification that would reasonably be expected to materially and adversely affect the rights of Parent shall require the prior written consent of Parent. This Agreement supersedes all prior agreements, understandings and statements, written or oral, between the Investor or any of its Affiliates, on the one hand, and Holdings, Parent or any of their respective Affiliates, on the other hand, with respect to the transactions contemplated hereby.

5.3 Waiver of Conditions. The conditions to each party’s obligation to consummate the Purchase are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law. No waiver will be effective unless it is in a writing signed by a duly authorized officer of the waiving party that makes express reference to the provision or provisions subject to such waiver.

5.4 Counterparts and Facsimile. For the convenience of the parties hereto, this Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement. Executed signature pages to this Agreement may be delivered by facsimile and such facsimiles will be deemed as sufficient as if actual signature pages had been delivered.

5.5 Governing Law; Submission to Jurisdiction, Etc..

(a) This Agreement, and any dispute arising out of, relating to, or in connection with this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware of any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. Except as set out below, each of the parties (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware (the “Chancery Court”) or, if, but only if, the Chancery Court lacks subject matter jurisdiction, any federal court located in the State of Delaware with respect to any dispute arising out of, relating to or in connection with this Agreement or any transaction contemplated hereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action arising out of, relating to or in connection with this Agreement or any transaction contemplated by this Agreement (except any action to enforce a judgment of any such court), in any court other than any such court or any appellate court therefrom . The parties irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the Chancery Court or, if, but only if, the Chancery Court lacks subject matter jurisdiction, in any federal court located in the State of Delaware, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

(b) Each party hereby agrees that any service of process, summons, notice or document by registered mail addressed to such Person at its address set forth in Section 5.6 shall be effective service of process for any suit, action or proceeding relating to any dispute arising out of this Agreement or the transactions contemplated by this Agreement.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES

AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

5.6 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other will be in writing and will be deemed to have been duly given (a) on the date of delivery if delivered personally, or by facsimile, upon confirmation of receipt, or (b) on the second business day following the date of dispatch if delivered by a recognized next day courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

(A)	If to the Investor:

Berkshire Hathaway Inc. 3555 Farnam Street Omaha, NE 68131 Attention: Marc D. Hamburg Facsimile: (402) 346-3375

with a copy to:

Munger, Tolles & Olson LLP 355 S. Grand Avenue, 35th Floor Los Angeles, California 90071
	Attention:	Mary Ann Todd
Robert E. Denham
	Facsimile:	(213) 687-3702

and

Cassels Brock & Blackwell LLP 40 King Street West Toronto, Ontario Canada M5H 3C2 Attention: Chris Hersh Facsimile: (416) 640-3017

(B)	If to Holdings:

1011773 B.C. Unlimited Liability Company
c/o Burger King Worldwide, Inc.
5505 Blue Lagoon Dr, Miami, FL 33126

with a copy to:

Kirkland & Ellis LLP 601 Lexington Avenue New York, New York 10022 USA
	Attention:	Stephen Fraidin
William B. Sorabella
David B. Feirstein
	Facsimile:	(212) 446-6460

and

Davies Ward Phillips and Vineberg LLP 155 Wellington Street West Toronto, Ontario Canada M5V 3J7
	Attention:	Patricia Olasker
Cameron Rusaw
Steven Harris
	Facsimile:	(416) 863-0871

5.7 Entire Agreement, Etc.. This Agreement (including the Annexes hereto) and the Registration Rights Agreement constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties, both written and oral, between the parties, with respect to the subject matter hereof.

5.8 Definitions of “subsidiary” and “Affiliate”. (a) When a reference is made in this Agreement to a subsidiary of a person, the term “subsidiary” means those entities of which such person owns or controls more than 50% of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which more than 50% of the outstanding equity securities is owned directly or indirectly by its parent.

(b) The term “Affiliate” means, with respect to any person, any person directly or indirectly controlling, controlled by or under common control with, such other person. For purposes of this definition, “control” when used with respect to any person, means the possession, directly or indirectly, of the power to cause the direction of management and/or policies of such person, whether through the ownership of voting securities by contract or otherwise.

5.9 Assignment. Neither this Agreement nor any right, remedy, obligation nor liability arising hereunder or by reason hereof shall be assignable by any party hereto without the prior written consent of the other parties, and any attempt to assign any right, remedy, obligation or liability hereunder without such consent shall be void, except (i) an assignment, in the case of a merger, amalgamation or consolidation where such party is not the surviving entity, or a sale of substantially all of its assets, to the entity which is the survivor of such merger, amalgamation or consolidation or the purchaser in such sale or (ii) an assignment by Investor, upon one business day’s notice to Holdings, of any or all of its rights hereunder (including under any other Transaction Document) to one or more Permitted Transferees prior to the Closing. The actions of Investor and/or any Permitted Transferee shall be aggregated for purposes of all thresholds and limitations herein and in the Registration Rights Agreement to the extent (i) Investor transfers any or all of its rights hereunder to any Permitted Transferee prior to the Closing and/or (ii) Investor or any Permitted Transferee transfers any Purchased Securities to any Permitted Transferee following the Closing.

5.10 Severability. If any provision of this Agreement, or the application thereof to any person or circumstance, is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

5.11 Enforceability. This Agreement may only be enforced against the Investor by Holdings. No third party (other than Parent), including the creditors of Parent or Holdings or financing sources, shall have any right to enforce this Agreement or to cause Holdings to enforce this Agreement. Notwithstanding anything to the contrary set forth herein, Holdings and Parent, as express third party beneficiaries hereunder, hereby agree that specific performance or an injunction or temporary restraining order to prevent or remedy a breach of this Agreement shall be the sole and exclusive remedy with respect to any breach by the Investor of this Agreement and that none of Holdings or Parent may seek or accept any other form of relief that may be available for breach of this Agreement.

5.12 No Third Party Beneficiaries. Except to the extent expressly set forth herein, this Agreement shall only inure to the benefit of and be binding upon Holdings and the Investor. The Investor acknowledges that Parent has relied on this Agreement and that Parent is entitled to specifically enforce the obligations of the Investor hereunder directly against the Investor to cause the Investor to consummate the Purchase, only if all of the conditions set forth in Section 1.2 have been satisfied. Except for the rights of Parent set forth in the immediately preceding sentence, nothing in this Agreement, express or implied, is intended to confer upon any person other than Holdings, Parent and the Investor any rights or remedies under, or by reason of, or any rights to enforce or cause Holdings or Parent to enforce, the Purchase or any provisions of this Agreement.

5.13 Non-Disclosure. Other than as required by Law, the applicable rules of any securities exchange or in connection with any applicable securities regulatory agency filings, each of the parties agrees that it will not, nor will it permit its advisors or Affiliates to, disclose to any person or entity the contents of this Agreement, other than to such party’s advisors and the Company and Parent and their respective advisors and the financing sources of Parent or Holdings and their respective advisors each of whom are instructed to maintain the confidentiality of this Agreement in accordance herewith.

* * *

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first herein above written.

1011773 B.C. Unlimited Liability Company

By:	/s/ Jill Granat
Name:	Jill Granat
Title:	Secretary

Berkshire Hathaway Inc.

By:	/s/ Marc D. Hamburg
Name:	Marc D. Hamburg
Title:	Senior Vice President and Chief Financial Officer

Execution Version

AMENDMENT TO SECURITIES PURCHASE AGREEMENT, dated December 1, 2014 (this “Amendment Agreement”), between 9060669 Canada Inc., a corporation organized under the laws of Canada (f/k/a 1011773 B.C. Unlimited Liability Company) (“Holdings”), and Berkshire Hathaway Inc., a Delaware corporation (the “Investor”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Original Agreement (as defined below).

RECITALS:

A. Holdings and the Investor entered into a securities purchase agreement dated August 26, 2014 (the “Original Agreement”).

B. Holdings and the Investor wish to amend the Original Agreement in certain respects.

NOW, THEREFORE, in consideration of the premises, and of the covenants and agreements set forth herein, the parties agree as follows:

ARTICLE I

AMENDMENTS

1.1 Amendments. The following provisions of the Original Agreement are hereby amended as follows:

(a) Recital A. Delete “8997900 Canada Inc., a corporation continued under the laws of Canada (the “Company”)” and replace with “Tim Hortons Inc., a corporation organized under the laws of Canada (the “Company”)”.

(b) Recital B. Delete “30,000” and replace with “Preferred Share Number (as defined below)”.

(c) Recital C. Add a new Recital C as follows:

“C. Number of Preferred Shares to be Issued. The number of such Class A preferred shares to be purchased and issued hereunder shall be determined by Holdings and the Investor prior to Closing based on the number of Holdings Common Shares that will be outstanding upon the Arrangement Closing (as defined below). The number of such Class A preferred shares will be such that at the Arrangement Closing the number of votes attached to all such Class A preferred shares, at one vote per share, will be equal to approximately 13% of the total number of votes attached to all voting shares of Holdings. The number of Class A preferred shares so determined is referred to herein as “Preferred Share Number”.

(d) Section 1.2(c)(iv)(2). Delete “Company and”.

(e) Section 1.2(e)(ii). Delete “30,000” and replace with “Preferred Share Number”. Replace “Class A Preferred Share Terms” at the end of the final sentence thereof with “Class A Preferred Share Provisions”.

(f) Section 2.2(b). Delete “30,000” and replace with “Preferred Share Number”. Delete “the Company” at the end of the third sentence thereof and replace with “Holdings”.

(g) Section 2.3(a). Replace with “The Investor has been duly organized and is validly existing under the laws of its jurisdiction of organization.”

(h) Section 4.1. Delete “the Company” in the final sentence thereof and replace with “Holdings”. Replace the definition of Permitted Transferee with “Berkshire Hathaway Inc. (“Berkshire”) or any direct or indirect subsidiary of Berkshire where Berkshire owns (directly or indirectly) at least 80% of the equity interests in such subsidiary”

(i) Section 4.7. Delete “30,000 Preferred Shares” and replace with “Preferred Share Number Class A 9.00% Cumulative Compounding Perpetual Preferred Shares”.

(j) Article IV. A new section shall be added to Article IV at the end thereof as follows:

“4.8. MWD Adjustment Payments.

(a) Capitalized terms used in this Section 4.8 shall have the meanings assigned to such terms in Schedule A of Annex A to this Agreement under the heading “Class A Preferred Share Provisions” (the “Attached Provisions”), notwithstanding any amendment to the Preferred Share Terms or the articles of Holdings, including the Articles of Amendment, and if not defined in the Attached Provisions, such terms shall have the meanings assigned to such terms in the body of this Agreement; provided that the term “Investor” shall have the meaning assigned to such term in the body of this Agreement.

(b) In the event of any final determination (within the meaning of Section 1313 of the Code, a “final determination”) pursuant to an audit or other proceeding that would affect the computation of one or more Make Whole Dividends, Holdings or the Investor, as applicable, shall pay to the other the amount of any overpayment or underpayment of such amount, together with interest accrued daily on a cumulative basis at a per annum rate of 9.00% (such payment, a “MWD Adjustment Payment)”. The rights and obligations of Holdings and the Investor, as applicable, to receive or make a MWD Adjustment Payment with respect to any Make Whole Dividend shall, notwithstanding the Redemption of the Class A Preferred Shares giving rise to such Make Whole Dividend, survive until both (i) the seventh anniversary of the payment of such Make Whole Dividend has occurred and (ii) any such MWD Adjustment Payment resulting from a final determination that has been made as of such seventh anniversary has been paid, unless, in either such case, such rights and obligations are sooner terminated (x) by the completed liquidation of Holdings in accordance with Section 3 of the Attached Provisions or (y) by Section 4.8(c). All MWD Adjustment Payments required to be paid hereunder shall be paid in cash in dollars.

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(c) The rights and obligations of Holdings and the Investor under this Section 4.8 shall terminate and be of no further force and effect if and at the time that a person or entity (other than the Corporation or any of its subsidiaries) that is not an Investor Group Member is a holder of any Class A Preferred Shares or more than one Investor Group Member is a holder of any Class A Preferred Shares (in each case, excluding Class A Preferred Shares issued without the written consent of the Investor).

(d) The Investor and Holdings shall provide each other (x) within 30 days of the end of each year with sufficient information to calculate the Make Whole Dividend for such year; and (y) promptly upon request following a final determination referred to in Section 4.8(b), with sufficient information to calculate the overpayment or underpayment of the applicable Make Whole Dividend. Holdings shall provide to the Investor, no later than each MWD Deadline, reasonable detail as to the basis for its calculation of the applicable Make Whole Dividend. The Make Whole Dividend shall be computed as provided in Section 2(b) of the Attached Provsions and based on information provided by the Corporation regarding underlying foreign tax credits associated with dividends paid under the Class A Preferred Shares and included in the taxable income of the holder of the Class A Preferred Shares, and such information shall be presumed correct in the absence of manifest error, subject, however, to the requirements of Section 4.8(b) following a final determination. The Corporation and such holder shall file all tax returns consistent with such computation. The Investor or Holdings, as applicable, shall provide to the other reasonable detail as to the basis for its calculation of the overpayment or underpayment that is the basis of a MWD Adjustment Payment claimed hereunder.

(e) Holdings shall ensure that any transaction referred to in Section 7(b) of the Attached Provisions shall preserve and not impair the right or obligation of Holdings or the Investor to receive or pay (as applicable) any MWD Adjustment Payment; and Holdings shall take such steps as may be necessary or desirable to ensure that any transaction that may result in a Triggering Event shall preserve and not impair the right or obligation of Holdings or Investor to receive or pay (as applicable) any MWD Adjustment Payment.

(f) Without limiting the penultimate sentence of Section 4.8(b), the rights and obligations under this Section 4.8 shall survive any cancellation of any Class A Preferred Share and shall apply notwithstanding any amendment to the Preferred Share Terms or the articles of Holdings, including the Articles of Amendment.

(k) Section 5.8. Replace the definition of “subsidiary” with “those entities of which more than 50% of the outstanding equity securities are owned or controlled, directly or indirectly, by such person or one or more other subsidiaries of such person or a combination thereof.”

(l) Section 5.9. Delete “prior to the Closing” at the end of clause (ii) in the first sentence thereof.

(m) Annex A: Articles of Amendment. Delete and replace with Annex A to this Amendment Agreement.

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ARTICLE II

MISCELLANEOUS

2.1 Counterparts and Facsimile. For the convenience of the parties hereto, this Amendment Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement. Executed signature pages to this Amendment Agreement may be delivered by facsimile and such facsimiles will be deemed as sufficient as if actual signature pages had been delivered.

2.2 Effect of this Amendment Agreement. The Original Agreement, as amended by this Amendment Agreement, remains in full force and effect, unamended except for the amendments set forth above; and all references in the Original Agreement to “this Agreement” shall mean the Original Agreement as so amended.

* * *

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IN WITNESS WHEREOF, this Amendment Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first herein above written.

9060669 Canada Inc.

By:	/s/ Jill Granat
Name:	Jill Granat
Title:	Secretary

Berkshire Hathaway Inc.

By:	/s/ Marc D. Hamburg
Name:	Marc D. Hamburg
Title:	Senior Vice President and Chief Financial Officer